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                                                                       EXHIBIT 8


                                                                   June 22, 1998



R.P. Scherer Corporation

P.O. Box 7060
Troy, MI 48084

     Re: Merger of GEL Acquisition Corp., a wholly-owned subsidiary of Cardinal Health, Inc., with and into R.P. Scherer Corporation

Ladies and Gentlemen:

     You have requested our opinion, as counsel to R.P. Scherer Corporation, a Delaware corporation ("Target"), as to the material United States federal income tax consequences of the merger (the "Merger") of GEL Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Cardinal Health, Inc. ("Parent"), with and into Target, with Target surviving as a wholly-owned subsidiary of Parent, pursuant to the terms and provisions of the Agreement and Plan of Merger, dated as of May 17, 1998, among Parent, Merger Sub and Target (the "Merger Agreement"). This opinion is being furnished to you pursuant to Section 6.3(c) of the Merger Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings provided for them in the Merger Agreement.

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Joint Proxy Statement/Prospectus, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, as to certain facts material to our opinion, we have relied upon the accuracy of written representations made by an authorized officer of each of Target and Parent in letters dated the date hereof and addressed to us, copies of which are attached hereto. Our opinion is conditioned on, among other things, the accuracy and completeness as of the Effective Time, of such facts, information, covenants and representations referred to above.

     We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. In rendering our opinion, we have also assumed that the Merger and the transactions related to the Merger or contemplated by the Merger Agreement will be consummated (i) in accordance with the Merger Agreement and that none of the terms and conditions contained therein has been or will be waived or modified in any respect and (ii) as described in the Joint Proxy Statement/Prospectus. A change in any of the facts set forth or assumed herein could affect our conclusions.

     In rendering our opinion, we have considered the applicable provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the United States Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions.

                                    OPINIONS

     Based solely upon and subject to the foregoing, we are of the opinion that:
(i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code; and (ii) Parent, Merger Sub and Target will each be a party to such reorganization within the meaning of Section 368(b) of the Code.
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     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion. Except as set forth above, we express no other opinion. We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the use of our name under the captions "Certain U.S. Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,


                                          /s/ Simpson Thacher & Bartlett


                                          SIMPSON THACHER & BARTLETT